Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

OCWEN FINANCIAL CORPORATION
(Exact name of issuer as specified in its charter)

Florida	65-0039856
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1661 Worthington Road
Suite 100
West Palm Beach, Florida	33409
(Address of Principal Executive Offices)	(Zip Code)

2007 EQUITY INCENTIVE PLAN
(Full title of the plan)

Kevin J. Wilcox
Senior Vice President and Corporate Secretary
Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
(561) 682-8000
(Telephone number, including area code, of agent for service)

Copy to:
James J. Barnes
Christi L. Davis
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219
(412) 288-3131

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price[2]	Amount of registration fee

Common Stock, par value $0.01 per share	20,000,000	$13.97	$279,400,000	$8,577.58

1  Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under the 2007 Equity Incentive Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.

2  Estimated solely for the purpose of calculating the registration fee, pursuant to Rules 457(h) and (c), on the basis of $13.97 per share, the average of the high and low sales price of the Common Stock in the New York Stock Exchange consolidated reporting system on May 21, 2007

PART I

INFORMATION REQUIRED IN
THE SECTION 10(a) PROSPECTUS

          The documents containing information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the 2007 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN
REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

              The following documents filed by Ocwen Financial Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference and made a part of this Registration Statement:

              (a)   The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006;

              (b)   All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above; and

              (c)   The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (Commission File No. 1-3219) filed with the Commission on July 25, 1997.

              In addition, all documents that are subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the filing of the annual report on Form 10-K referred to in paragraph (a) above (and that are filed prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold) shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed; except that any document or portion thereof that is furnished to, rather than filed with, the Commission is not incorporated by reference in this Registration Statement.

              Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

              Not applicable.

Item 5.  Interests of Named Experts and Counsel.

              Not applicable.

Item 6.  Indemnification of Directors and Officers.

              Section 607.0850 of the Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful.  In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.  To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the FBCA provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith.  However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

              The FBCA also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under provisions of this section.

              Article V of the Company’s Amended and Restated Articles of Incorporation provides as follows:

              “This corporation shall, to the fullest extent permitted by the provisions of Fla. Stat. Section 607.0850, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

              In addition, Article V, Section 5.1 of the Company’s Amended and Restated Bylaws provides as follows:

              “Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Corporation, if, as and to the extent authorized by applicable law, against expenses (including attorneys’ fees), judgments, liabilities, fines, costs and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of such action, suit or proceeding. The indemnification expressly provided by applicable law and by these Bylaws in a specific case shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any lawful agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

              The Company’s Amended and Restated Bylaws also authorize the Company to purchase directors and officers insurance.

Item 7.  Exemption From Registration Claimed.

              Not applicable.

Item 8.  Exhibits.

              The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

Exhibit Number	Description

3.1

Amended and Restated Articles Incorporation of the Company (incorporated by reference to the Company’s Registration Statement on Form S-1 (File No. 333-5153) as amended, declared effective by the Commission on September 25, 1996).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.0

Form of Certificate of Common Stock (incorporated by reference to the Company’s Registration Statement on Form S-1 (File No. 333-5153) as amended, declared effective by the commission on September 25, 1996).

5.1	Opinion of Reed Smith LLP regarding the legality of the Common Stock.

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

Item 9.  Undertakings.

(a)	Rule 415 offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on May 14, 2007

OCWEN FINANCIAL CORPORATION

By:	/s/ William C. Erbey

William C. Erbey, Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of William C. Erbey and Ronald M. Faris his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 14, 2007

Name	Title

/s/ William C. Erbey	Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)
William C. Erbey

/s/ Ronald M. Faris	President and Director

Ronald M. Faris

/s/ David J. Gunter	Senior Vice President and Chief Financial Officer
(Principal Financial Officer)
David J. Gunter

/s/ Daniel C. O’Keefe	Vice President and Chief Accounting Officer
(Principal Accounting Officer)
Daniel C. O’Keefe

/s/ Martha C. Goss	Director

Martha C. Goss

Name	Title

/s/ Ronald J. Korn	Director

Ronald J. Korn

/s/ W.C. Martin	Director

W.C. Martin

EXHIBIT INDEX

Exhibit Number	Description

3.1

Amended and Restated Articles Incorporation of the Company (incorporated by reference to the Company’s Registration Statement on Form S-1 (File No. 333-5153) as amended, declared effective by the Commission on September 25, 1996).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.0

Form of Certificate of Common Stock (incorporated by reference to the Company’s Registration Statement on Form S-1 (File No. 333-5153) as amended, declared effective by the commission on September 25, 1996).

5.1	Opinion of Reed Smith LLP regarding the legality of the Common Stock.

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.